Exhibit 99.07

SoftNet Selected to Participate in “Best of Breed” Pilot Partnership Program

Iselin, N.J., January 23, 2007

SoftNet Technology Corp. (OTC BB: STTC.OB - News) (German WKN: A0B7RZ). SoftNet Technology  Corp. was recently notified, by one of the Company’s Fortune 1000 clients, that SoftNet was selected to participate in a pilot program to develop an automated process for the client to track and select consultants for their work with primary customers.

SoftNet was one of only four global solution service partners selected to participate in the pilot program. Upon conclusion of the pilot the client will roll out the program company wide for all vendors and partners. The pilot captures data related to the technical expertise, IT certifications of employees, bench strength and quality of consultants.

“We are very pleased, and honored, to be selected for this pilot program. Anytime, and in anyway, the Company can strengthen its relationship with existing clients, we will take full advantage of and participate to the fullest extent possible. This opportunity is viewed as a win-win for both the Company and the client, improving the quality of service provided by both parties, improving two way communications, and elevates the end customer experience”. Jim Booth- CEO.

Please visit our website at http://www.softnettechnology.com for more information or for Investor Relations; please contact the company directly at 908-212-1799, option 7, James Booth-CEO, or by e-mail at: investorrelation@softnettc.com

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Source: SoftNet Technology Corp.
investorrelations@softnettc.com